As filed with the Securities and Exchange Commission on July 31, 2006
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
JED OIL INC.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	Not Applicable

(State or other jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.)
Suite 2200, 500 — 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6
(403) 537-3250
Address of Principal Executive Offices
David C. Ho
Chief Financial Officer
Suite 2200, 500 — 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6
(403) 537-3250
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kimberley R. Anderson
Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
(206) 903-8803
Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered*	Be Registered	Share (1)	Price (1)	Registration Fee
Common Shares, no par value, to be issuable upon conversion of Senior Subordinated Convertible Notes	4,309,375(2)	$16	$68,950,000	$7,378
Common Shares, no par value, to be issuable upon conversion of Series B Convertible Preferred Shares	1,212,891(3)	$16	$19,406,256	$2,077
Common Shares, no par value, to be issuable upon conversion of the Amended and Restated Senior Subordinated Convertible Note and Series B Preferred Shares held by JED Funding, Ltd. that are not covered by the previous registration statement	244,643(4)	$16	$3,914,288	$419
Total	5,766,909		$92,270,544	$9,874

*       This registration statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable as a result of any stock split, stock dividend and other similar transactions; which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.

(1)	Based on the conversion price of the Senior Subordinated Convertible Notes and Series B Convertible Preferred Shares in accordance with Rule 457(g).

(2)	JED agreed to register at least that number of common shares equal to 200% of $34,475,000 divided by the conversion price of the Senior Subordinated Convertible Notes.

(3)	JED agreed to register at least that number of common shares equal to 125% of $15,525,000 divided by the conversion price of the Series B Convertible Preferred Shares issued to a group of selling shareholders.

(4)	JED issued a Senior Subordinated Convertible Note in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of such note was adjusted to $20.00. In May 2006 $1,000,000 of such $20 million note was converted to 57,143 common shares at $17.50 per share. In May 2006, $13,235,000 of the $20 million note was replaced by Series B Convertible Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the $20 million note with a 10% Amended and Restated Senior Subordinated Convertible Note, the terms of which are similar to the Senior Subordinated Convertible Notes referred to in Footnote (2) above, including the conversion price of $16. The Amended and Restated Senior Subordinated Convertible Note and the Series B Convertible Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. JED previously registered 1,000,000 common shares with the SEC to cover the partial conversion of the $20 million note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the $20 million note in May 2006. Thus, JED is registering an additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the Amended and Restated Senior Subordinated Convertible Note Series B Convertible Preferred Shares held by JED Funding.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION
July 31, 2006
JED OIL INC.
5,766,909 COMMON SHARES
We are registering 5,766,909 common shares of JED Oil Inc. for resale by the selling shareholders which are issuable upon conversion of Senior Subordinated Convertible Notes, the Amended and Restated Senior Subordinated Convertible Note and Series B Convertible Preferred Shares.
The selling shareholders may offer the common shares from time-to-time at market prices prevailing at the time of the sales or at negotiated prices. See Plan of Distribution beginning on page 29. We will not receive any proceeds from the sale of these common shares.
Our common shares are listed on the American Stock Exchange under the symbol JDO. On July 27, 2006, the closing price of the common shares was $18.34.
Investing in our common shares involves a high degree of risk. You should purchase common shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.
The date of this prospectus is July 31, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
ABOUT JED OIL INC.	3
THE OFFERING	4
ABOUT THIS PROSPECTUS	6
INFORMATION ON OUTSTANDING SHARES	7
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	7
RISK FACTORS	9
SELLING SHAREHOLDERS	17
PLAN OF DISTRIBUTION	27
ENFORCEABILITY OF CIVIL LIABILITIES	29
CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS	30
DESCRIPTION OF SECURITIES	31
MARKETS	34
USE OF PROCEEDS	35
EXPENSES	35
LEGAL MATTERS	35
EXPERTS	35
WHERE YOU CAN GET MORE INFORMATION	36
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	36
INDEMNIFICATION	37
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.
The terms “JED”, “our company”, “the company”, “we”, “us” and “our” as used in this prospectus on Form F-3 refer to JED Oil Inc. and its subsidiaries as a combined entity, except where the context requires otherwise.
ABOUT JED OIL INC.
JED is engaged in the development and operation of crude oil and natural gas in Western Canada and under its wholly-owned subsidiary JED Oil (USA) Inc. in the Rocky Mountain states of the United States. We develop the oil and natural gas properties of others under arrangements in which we will finance the cost of development drilling in exchange for interests in the oil and natural gas revenue generated by the properties. Occasionally JED may purchase specific properties with drilling upside. Our production averaged 1,250 boe/d during the first quarter of 2006 including 587 bbls/d of medium and heavy oil and 3,978 mcf/d of natural gas. Our proved reserves are approximately 3,390.2 mboe in the aggregate as of December 31, 2005. Our development programs will be financed in part by cash flow, and in part with debt or equity financing.
JED’s business strategy is to grow its reserves and cash flow by funding the development of oil and gas properties in exchange for an interest in the property. JED is focused on per share growth. We will finance acquisitions with debt and cash flow, and minimize shareholders’ dilution while maintaining a strong balance sheet. JED’s ability to replace and grow its reserves over time is the key success factor in our business strategy.
JED, Enterra Energy Trust (“Enterra”), and JMG Exploration, Inc. (“JMG”) are parties to a 2nd Amended and Restated Agreement of Business Principles pursuant to which each oil and gas property which is owned by Enterra is as a general matter to be developed or explored under arrangements pursuant to which JED and JMG, respectively, bear the cost thereof in exchange for a percentage (usually 70 percent) of such property and Enterra retains the balance of such property. Enterra has a first right to purchase oil and gas properties owned by JED prior to the sale thereof to others, and Enterra has the right to purchase 80 percent of any oil and gas property that is owned by JMG when drilling has established the existence of commercially viable quantities of oil or gas at a value that is based upon an independent engineering report. JED and Enterra are engaged in discussions to terminate the 2nd Amended and Restated Agreement of Business Principles and in connection with the termination, to reallocate certain properties between them although the reallocation will not result in any material changes to the aggregate production and reserves held by each. JMG must agree to any termination of the 2nd Amended and Restated Agreement of Business Principles.
JED’s revenue is principally from the sale of oil and natural gas liquids and natural gas. For the year ended December 31, 2005, approximately 29% of the revenue from our properties was derived from natural gas and approximately 65% was derived from crude oil and natural gas liquids. JED has also earned interest revenue from the investment of excess cash in interest-earning investments.

The summary of revenues by revenue type for the three months ended March 31, 2006 and for the years ended December 31, 2005 and 2004 and for the 120-day period starting from the Company’s incorporation on September 3, 2003 and ended December 31, 2003 is as follows:

				120-Day Period
	Three months			Ended
	ended March 31,	Year Ended December 31,		December 31,
	2006	2005	2004	2003

Revenue
Oil and natural gas liquids	$2,326,361	$6,705,384	$1,413,044
Natural gas	$2,311,537	$2,953,406	$106,045
Interest	$64,933	$604,592	$484,137	$49,485

Total Revenue	$4,702,831	$10,263,382	$2,003,226	$49,485

At July 30, 2006, we had approximately 30 employees and consultants working both in our head office and in field locations.
JED’s principal executive office is located at 2200, 500 — 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6 and our telephone number is (403) 537-3250.
THE OFFERING
This prospectus covers up to 5,766,909 common shares to be sold by the selling shareholders identified in this prospectus.

Shares offered by the selling shareholders	5,766,909 shares of common stock(1)

Offering price	Determined at the time of sale by the selling shareholders.

Common shares outstanding prior to this offering as of July 30, 2006	14,953,713 shares

Common shares outstanding following this offering if all Senior Subordinated Convertible Notes issued to a group of selling shareholders herein, the Amended and Restated Senior Subordinated Convertible Note issued to JED Funding and Series B Convertible Preferred Shares are converted
20,720,622 shares(2)

Common shares owned by the selling shareholders following this offering if all common shares issued by the conversion of Senior Subordinated Convertible Notes	None(2)

issued to a group of selling shareholders herein, the Amended and Restated Senior Subordinated Convertible Note issued to JED Funding and Series B Convertible Preferred Shares are sold

Use of proceeds	All proceeds of this offering will be received by the selling shareholders for their own account. Our outstanding debt will be reduced to the extent the Senior Subordinated Convertible Notes issued to a group of selling shareholders herein and the Amended and Restated Senior Subordinated Convertible Note issued to JED Funding notes are converted. Such notes and Series B Convertible Preferred Shares are not required to be converted.

Risk factors	You should read the “Risk Factors” section beginning on page 9, as well as other cautionary statements throughout this prospectus, before investing in our common shares.

American Stock Exchange	JDO

(1)	On June 2, 2006, a group of selling shareholders acquired the Senior Subordinated Convertible Notes (the “Convertible Notes”) with a conversion price of $16.00. On June 12, 2006, the other group of the selling shareholders acquired Series B Convertible Preferred Shares (the “Series B Preferred Shares”) with a conversion price of $16.00. This conversion price represented a premium to the then market price of $14.52 on June 1, 2006. We have agreed to register for resale by the holders of such securities the common shares issuable upon conversion of the Convertible Notes and the Series B Preferred Shares. JED agreed to register at least that number of common shares equal to 200% of $34,475,000 divided by the conversion price of the Convertible Notes. JED agreed to register at least that number of common shares equal to 125% of $15,525,000 divided by the conversion price of the Series B Preferred Shares.

JED issued a Senior Subordinated Convertible Note (the “Old JED Funding Note”) in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of the Old JED Funding Note was adjusted to $20.00. In May 2006 $1,000,000 of the Old JED Funding Note was converted to 57,143 common shares at $17.50 per share. In May 2006, $13,235,000 of the Old JED Funding Note was replaced by Series B Convertible Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the Old JED Funding Note with a 10% Amended and Restated Senior Subordinated Convertible Note (the “New JED Funding Note”), the terms of which are similar to the Convertible Notes, including the conversion price of $16. The New JED Funding Note and the Series B Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. JED previously registered 1,000,000 common shares with the SEC to cover the conversion of the Old JED Funding Note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the Old JED Funding Note in May 2006. Thus, JED is registering additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the New JED Funding Note and Series B Convertible Preferred Shares held by JED Funding.

(2)	This figure is based on the number of common shares outstanding as of July 30, 2006 and assumes full conversion of the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares at the conversion price of $16.00 and sale of all of the resulting common shares during the effectiveness of the registration statement that includes this prospectus. The selling shareholders are not required to convert their securities or sell their shares. See “Plan of Distribution.”
ABOUT THIS PROSPECTUS
We are registering 5,766,909 common shares of JED Oil Inc. for resale by the selling shareholders.
On May 31, 2006, we entered into a $34,475,000 Senior Subordinated Convertible Subordinated Note Purchase Agreement with qualified investors. The Convertible Notes bear interest at a rate of 10% per annum payable in quarterly payments and have a term through February 1, 2008. The Convertible Notes are convertible at the holders’ option into 2,154,688 common shares of JED at a value of $16 per share. We have undertaken to file a registration statement with the Securities and Exchange Commission (the “SEC”) by July 31, 2006, to have the SEC declare such registration statement effective no later than September 29, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until all shares registered thereby or have been sold thereunder or may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. JED is obligated to pay certain liquidated damages in the event it fails to satisfy these registration obligations.
On June 9, 2006, JED closed a private placement of 970,313 Series B Preferred Shares for gross proceeds of $15,525,000. The Series B Preferred Shares will receive dividends at the rate of 10% per annum, payable quarterly, and be redeemed by the Company on February 1, 2008. Each quarter, holders may elect to receive their dividends in common shares of JED, valued at the trailing fifteen day volume weighted average trading price for the common shares prior to the record date for the dividend. The outstanding principal may be converted at any time at the holders’ option into common shares of the Company at a conversion price of $16.00 per share. Series B Preferred Shares outstanding on February 1, 2008 will be mandatorily redeemed by JED. In the event of certain new equity issues by JED, holders of the Series B Preferred Shares shall have a right of first refusal to participate, on a pro rata basis, in such new issues. In connection with the private placement, JED also entered into a Registration Rights Agreement with the purchasers of the preferred shares. Pursuant to the terms of the Registration Rights Agreement, JED has agreed to prepare and file with the SEC a registration statement for the purpose of registering for resale all of the common shares of JED issuable upon conversion of the Series B Preferred Shares. JED is obligated to file such registration statement no later than August 9, 2006, to have the SEC declare such registration statement effective no later than October 6, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until the all shares registered thereby have been sold thereunder or may be resold pursuant to rule 144(k) under the Securities Act of 1933, as amended. JED is obligated to pay certain liquidated damages in the event it fails to satisfy these registration obligations.
JED issued the Old JED Funding Note in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of the Old JED Funding Note was adjusted to $20.00. In May 2006 $1,000,000 of the Old JED Funding Note was converted to 57,143 common shares at $17.50 per share. In May 2006, $13,235,000 of the Old JED Funding Note was replaced by Series B Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the Old JED Funding Note with the New JED Funding Note, the terms of which are similar to the Convertible Notes, including the conversion price of $16. The New JED Funding Note and the Series B Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. JED previously registered 1,000,000 common shares with the SEC to cover the conversion of the Old JED Funding Note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the Old JED Funding Note in May 2006. Thus, JED is registering additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the New JED Funding Note and Series B Preferred Shares held by JED Funding.
This prospectus may only be used where it is legal to offer and sell the common shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.
INFORMATION ON OUTSTANDING SHARES
The number of common shares outstanding before and after this offering are set forth below:

•	Common shares outstanding before the offering as of July 30, 2006	14,953,713

•	Common shares to be outstanding after the offering assuming the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares are converted	20,720,622
The number set forth above for the common shares outstanding before this offering is the number of shares outstanding as of July 30, 2006. The numbers set forth above do not include: (i) common shares issuable upon conversion of the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares, (ii) 1,041,190 common shares that, as of July 30, 2006, are issuable upon the exercise of outstanding options, and (iii) 118,500 common shares that, as of July 30, 2006, are issuable upon the exercise of outstanding warrants. The options are exercisable at prices ranging from $3.67 to $20.46, with a weighted average exercise price of $9.98 per share and the warrants are exercisable at a price of $4.40 per share.
The number set forth above for the common shares to be outstanding after this offering assuming all shares are sold includes common shares issuable upon the conversion of the Convertible Notes, the New JED Funding Note and the Series B Preferred Shares at the conversion price.
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference include forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference, including statements regarding our future financial position, estimated amounts and timing of capital expenditures, royalty rates and exchange rates, plans for drilling, exploration and development, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” below and in our annual report on Form 20-F under the heading “Risk Factors”.
Statements concerning oil and gas reserves contained in the documents incorporated by reference may be deemed to be forward-looking statements as they involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions.
These risks and uncertainties include:
•	the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil, natural gas and natural gas liquids;

•	market demand;

•	risks and uncertainties involving geology of oil and gas deposits;

•	the uncertainty of reserves estimates and reserves life;

•	the uncertainty of estimates and projections relating to production, costs and expenses;

•	potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

•	fluctuations in oil and gas prices, foreign currency exchange rates and interest rates;

•	health, safety and environmental risks;

•	uncertainties as to the availability and cost of financing; and

•	the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.
Other sections of this prospectus may include additional factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-

looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
RISK FACTORS
Please consider carefully the following risk factors and uncertainties which we face in our business, and other information contained in this prospectus, before investing in our common shares.
We may be subject to financial penalties in the event that this registration statement is not declared effective by September 28, 2006.
In connection with the private placement of the notes completed in June 2006, we have undertaken to file a registration statement with the Securities and Exchange Commission by July 31, 2006, to have the SEC declare such registration statement effective no later than September 29, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until all shares registered thereby or have been sold thereunder or may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. The Company is obligated to pay certain liquidated damages in the event it fails to satisfy these registration obligations. In connection with the private placement of the Series B Preferred Shares in June 2006, we also entered into a registration rights agreement with the purchasers of the preferred shares under which we agreed to prepare and file with the SEC a registration statement for the purpose of registering for resale all of the common shares of the Company issuable upon conversion of the preferred shares. The Company is obligated to file such registration statement no later than August 9, 2006, to have the SEC declare such registration statement effective no later than October 6, 2006 and, subject to certain exceptions, to keep such registration statement effective at all times until the all shares registered thereby have been sold thereunder or may be resold pursuant to rule 144(k) under the Securities Act of 1933, as amended. The Company is obligated to pay certain liquidated damages in the event in fails to satisfy these registration obligations.
Our results of operations and financial condition are dependent on the prices received for our oil and natural gas production.
Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to, worldwide political instability, foreign supply of oil and natural gas, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. Any decline in crude oil or natural gas prices may have a material adverse effect on our operations, financial condition, borrowing ability, reserves and the level of expenditures for the development of oil and natural gas reserves.
We may use financial derivative instruments and other hedging mechanisms to try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, our commodity hedging activities could expose us to losses. Such losses could occur under various circumstances, including where the other party to a hedge does not perform its obligations under the hedge agreement, the hedge is imperfect or our hedging policies and procedures are not followed. Furthermore, we cannot guarantee that such hedging transactions will fully offset the risks of changes in commodities prices.
In addition, we regularly assess the carrying value of our assets in accordance with U.S. generally accepted accounting principles under the full cost method. If oil and natural gas prices become depressed or decline, the carrying value of our assets could be subject to downward revision.
An increase in operating costs or a decline in our production level could have a material adverse effect on our results of operations and financial condition and, therefore, could affect the market price of the Common Shares.
Higher operating costs for our underlying properties will directly decrease the amount of cash flow received by JED. Electricity, chemicals, supplies, reclamation and abandonment and labour costs are a few of the operating costs that are susceptible to material fluctuation. The level of production from our existing properties may decline at rates greater than anticipated due to unforeseen circumstances, many of which are beyond our control. A significant decline in our production could result in materially lower revenues and cash flow.
A decline in our ability to market our oil and natural gas production could have a material adverse effect on production levels or on the price that we received for our production which, in turn, could affect the market price of our Common Shares.
Our business depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Canadian federal and provincial, as well as United States federal and state, regulation of oil and gas production, processing and transportation, tax and energy policies, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors change and inhibit the marketing of our production, overall production or realized prices may decline.
Fluctuations in foreign currency exchange rates could adversely affect our business, and could affect the market price of our Common Shares.
The price that we receive for a majority of our oil and natural gas is based on United States dollar denominated benchmarks, and therefore the price that we receive in Canadian dollars is affected by the exchange rate between the two currencies. A material increase in the value of the Canadian dollar relative to the United States dollar may negatively impact net production revenue by decreasing the Canadian dollars received for a given United States dollar price. We could be subject to unfavourable price changes to the extent that we have engaged, or in the future engage, in risk management activities related to foreign exchange rates, through entry into forward foreign exchange contracts or otherwise.
Actual reserves will vary from reserve estimates, and those variations could be material, and affect the market price of our Common Shares.
The reserve and recovery information contained in the independent engineering report prepared by McDaniel & Associates (“McDaniel”) relating to our reserves is only an estimate and the actual production and ultimate reserves from our properties may be greater or less than the estimates prepared by McDaniel.

The value of our Common Shares depends upon, among other things, the reserves attributable to our properties. Estimating reserves is inherently uncertain. Ultimately, actual reserves attributable to our properties will vary from estimates, and those variations may be material. The reserve figures contained herein are only estimates. A number of factors are considered and a number of assumptions are made when estimating reserves. These factors and assumptions include, among others:
•	historical production in the area compared with production rates from similar producing areas;

•	future commodity prices, production and development costs, royalties and capital expenditures;

•	initial production rates;

•	production decline rates;

•	ultimate recovery of reserves;

•	success of future development activities;

•	marketability of production;

•	effects of government regulation; and

•	other government levies that may be imposed over the producing life of reserves.
Reserve estimates are based on the relevant factors, assumptions and prices on the date the relevant evaluations were prepared. Many of these factors are subject to change and are beyond our control. If these factors, assumptions and prices prove to be inaccurate, actual results may vary materially from reserve estimates.
If we expand our operations beyond oil and natural gas production in western Canada and the western United States we may face new challenges and risks.
If we were unsuccessful in managing these challenges and risks, our results of operations and financial condition could be adversely affected, which could affect the market price of our Common Shares.
Our operations and expertise are currently focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin and the Rocky Mountain states of the U.S. In the future, we may acquire oil and gas properties outside of this geographic area. In addition, JED could acquire other energy related assets, such as oil and natural gas processing plants or pipelines. Expansion of our activities into new areas may present challenges and risks that we have not faced in the past. If we do not manage these challenges and risks successfully, our results of operations and financial condition could be adversely affected.

In determining the purchase price of acquisitions, we rely on both internal and external assessments relating to estimates of reserves that may prove to be materially inaccurate. Such reliance could adversely affect the market price of our Common Shares.
The price we are willing to pay for reserve acquisitions is based largely on estimates of the reserves to be acquired. Actual reserves could vary materially from these estimates. Consequently, the reserves we acquire may be less than expected, which could adversely impact cash flows. An initial assessment of an acquisition may be based on a report by engineers or firms of engineers that have different evaluation methods and approaches than those of our engineers, and these initial assessments may differ significantly from our subsequent assessments.
Some of our properties are not operated by us and, therefore, results of operations may be adversely affected by the failure of third-party operators, which could affect the market price of our Common Shares.
The continuing production from a property, and to some extent the marketing of that production, is dependent upon the ability of the operators of those properties. At December 31, 2005, approximately 89% of our daily production was from properties operated by third parties. To the extent a third-party operator fails to perform its functions efficiently or becomes insolvent, our revenue may be reduced. Third party operators also make estimates of future capital expenditures more difficult.
Further, the operating agreements which govern the properties not operated by us typically require the operator to conduct operations in a good and “workmanlike” manner. These operating agreements generally provide, however, that the operator has no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except for liabilities that may result from gross negligence or wilful misconduct.
Delays in business operations could adversely affect the market price of our Common Shares.
In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of our properties, and the delays of those operators in remitting payment to us, payments between any of these parties may also be delayed by:
•	restrictions imposed by lenders;

•	accounting delays;

•	delays in the sale or delivery of products;

•	delays in the connection of wells to a gathering system;

•	blowouts or other accidents;

•	adjustments for prior periods;

•	recovery by the operator of expenses incurred in the operation of the properties; or

•	the establishment by the operator of reserves for these expenses.
Any of these delays could expose us to additional third party credit risks.
We may, from time to time, finance a significant portion of our operations through debt. Our indebtedness could affect the market price of our Common Shares.
Variations in interest rates and scheduled principal repayments could result in significant changes to the amount of the cash flow required to be applied to debt. The agreements governing our credit facility provide that if we are in default under the credit facility, exceed certain borrowing thresholds or fail to comply with certain covenants, we must repay the indebtedness at an accelerated rate.
Our lenders have been provided with a security interest in substantially all of our assets. If we are unable to pay the debt service charges or otherwise commit an event of default, such as bankruptcy, our lenders may foreclose on and sell the properties. The proceeds of any sale would be applied to satisfy amounts owed to the creditors. Only after the proceeds of that sale were applied towards the debt would the remainder, if any, be available for distribution to Shareholders.
Our current credit facility and any replacement credit facility may not provide sufficient liquidity.
The amounts available under our existing credit facility may not be sufficient for future operations, or we may not be able to obtain additional financing on economic terms attractive to us, if at all.
The oil and natural gas industry is highly competitive.
We compete for capital, acquisitions of reserves, undeveloped lands, skilled personnel, access to drilling rigs, service rigs and other equipment, access to processing facilities, pipeline and refining capacity and in many other respects with a substantial number of other organizations, many of which may have greater technical and financial resources than we do. Some of these organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a worldwide basis. As a result of these complementary activities, some of our competitors may have greater and more diverse competitive resources to draw on than we do. Given the highly competitive nature of the oil and natural gas industry, this could adversely affect the market price of our Common Shares.
The industry in which we operate exposes us to potential liabilities that may not be covered by insurance.
Our operations are subject to all of the risks associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells, and the production and transportation of oil and natural gas. These risks include encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, equipment failures and other accidents, cratering, sour gas releases, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. A number of these risks could result in personal injury, loss of life, or environmental and other damage to our property or the property of others. We cannot fully protect against all of these risks, nor are all of these risks insurable. We may become liable for damages arising from these events against which we cannot insure or against which we may elect not to insure because of high premium costs or other reasons. Any costs incurred to repair these damages or pay these liabilities would reduce funds available for distribution to Shareholders.
The operation of oil and natural gas wells could subject us to environmental claims and liability.
The oil and natural gas industry is subject to extensive environmental regulation pursuant to local, provincial and federal legislation. A breach of that legislation may result in the imposition of fines or the issuance of “clean up” orders. Legislation regulating the oil and natural gas industry may be changed to impose higher standards and potentially more costly obligations. For example, the 1997 Kyoto Protocol to the United Nation’s Framework Convention on Climate Change, known as the Kyoto Protocol, was ratified by the Canadian government in December, 2002 and will require, among other things, significant reductions in greenhouse gases. The impact of the Kyoto Protocol on us is uncertain and may result in significant future additional costs for our operations. Although we record a provision in our financial statements relating to our estimated future environmental and reclamation obligations, we cannot guarantee that we will be able to satisfy our actual future environmental and reclamation obligations.
We are not fully insured against certain environmental risks, either because such insurance is not available or because of high premium costs. In particular, insurance against risks from environmental pollution occurring over time (as opposed to sudden and catastrophic damages) is not available on economically reasonable terms.
Accordingly, our properties may be subject to liability due to hazards that cannot be insured against, or that have not been insured against due to prohibitive premium costs or for other reasons. Any site reclamation or abandonment costs actually incurred in the ordinary course of business in a specific period will be funded out of cash flow and, therefore, will reduce the amounts available for distribution to Shareholders. Should we be unable to fully fund the cost of remedying an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.
Lower crude oil and natural gas prices increase the risk of ceiling limitation write-downs. Any write-downs could materially affect the value of your investment.
We use the “full cost” method of accounting for petroleum and natural gas properties. All costs related to the exploration for and the development of oil and gas reserves are capitalized into two geographic cost centres representing JED’s activity which are undertaken in Canada and the U.S. Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a major change in the depletion rate.
Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of oil equivalent on a relative energy content basis. Capitalized costs, net of accumulated depletion and depreciation, are limited to estimated future net revenues from proven reserves, based on year-end prices. The amounts recorded for depletion and depreciation and asset retirement obligations are based on estimates of proven reserves and future costs. The recoverable value of capital assets is based on a number of factors including the estimated proven reserves and future costs. By their nature, these estimates are subject to measurement uncertainty and the impact on financial statements of future periods could be material.
We perform a cost recovery ceiling test which limits net capitalized costs to the estimated future net revenue from proven oil and gas reserves plus the cost of unproven properties less impairment, using year-end prices. Under U.S. GAAP, companies using the “full cost” method of accounting for oil and gas producing activities perform a ceiling test using discounted estimated future net revenue from proven oil and gas reserves with a discount factor of 10%. Prices used in the U.S. GAAP ceiling tests performed for this reconciliation were those in effect at the applicable year-end. Financing and administration costs are excluded from the calculation under U.S. GAAP. At December 31, 2004 JED realized a U.S. GAAP ceiling test write-down of $4.2 million. There were no such write-downs required at December 31, 2005.
The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. We may experience additional ceiling test write-downs in the future.
Unforeseen title defects may result in a loss of entitlement to production and reserves.
Although we conduct title reviews in accordance with industry practice prior to any purchase of resource assets, such reviews do not guarantee that an unforeseen defect in the chain of title will not arise and defeat our title to the purchased assets. If such a defect were to occur, our entitlement to the production from such purchased assets could be jeopardized.
Aboriginal Land Claims
The economic impact on us of claims of aboriginal title is unknown. Aboriginal people have claimed aboriginal title and rights to a substantial portion of western Canada. We are unable to assess the effect, if any, that any such claim would have on our business and operations.
Changes in tax and other laws may adversely affect Shareholders.
Income tax laws, other laws or government incentive programs relating to the oil and gas industry may in the future be changed or interpreted in a manner that adversely affects JED and our Shareholders. Tax authorities having jurisdiction over JED or the Shareholders may disagree with the manner in which we calculate our income for tax purposes or could change their administrative practices to our detriment or the detriment of Shareholders.
Income Tax Matters
On October 31, 2003, the Department of Finance (Canada) released, for public comment, proposed amendments to the Tax Act that relate to the deductibility of interest and other expenses for income tax purposes for taxation years commencing after 2004. In general, the proposed amendments were intended to deny the realization of losses in respect of a business if there is no reasonable expectation that the business will produce a cumulative profit over the period that the business can reasonably be expected to be carried on. Although the 2005 Canadian federal budget stated that the October 31, 2003 amendments will not be enacted, it stated that a “more modest legislative initiative” would be developed to address losses realized where there is no reasonable expectation of profit from the relevant activity. Accordingly, there is a possibility that legislation may be enacted which could restrict or deny losses in a manner which could adversely affect JED. However, JED believes that it is reasonable to expect JED and each subsidiary entity to produce a cumulative profit over the expected period that the business will be carried on.
Expenses incurred by JED are only deductible to the extent they are reasonable. Although JED is of the view that all expenses to be claimed by JED and its subsidiary entities should be reasonable and deductible, there can be no assurance that the Canadian Revenue Agency (“CRA”) will agree. If the CRA were to successfully challenge the deductibility of such expenses, the net revenue to JED may be adversely affected.
Changes in market-based factors may adversely affect the trading price of our Common Shares.
The market price of our Common Shares is primarily a function of the value of our properties. The market price of our Common Shares is therefore sensitive to a variety of market based factors, including, but not limited to, interest rates and the comparability of our Common Shares to other securities. Any changes in these market-based factors may adversely affect the trading price of the Common Shares.
Our operations are entirely independent from the Shareholders and loss of key management and other personnel could impact our business.
Shareholders are entirely dependent on the management of JED with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves and the management and administration of all matters relating to our oil and natural gas properties. The loss of the services of key individuals who currently comprise the management team could have a detrimental effect on JED. Investors should carefully consider whether they are willing to rely on the existing management before investing in the Common Shares.
There may be future dilution.
One of our objectives is to continually add to our reserves through acquisitions and through development. Our success is, in part, dependent on our ability to raise capital from time to time by selling additional Common Shares. Shareholders will suffer dilution as a result of these offerings if, for example, the cash flow, production or reserves from the acquired assets do not reflect the additional number of Common Shares issued to acquire those assets. Shareholders may also suffer dilution in connection with future issuances of Common Shares to effect acquisitions.
There may not always be an active trading market for the Common Shares.
While there is currently an active trading market for our Common Shares in the United States and Canada, we cannot guarantee that an active trading market will be sustained.

We may undertake acquisitions that could limit our ability to manage and maintain our business, result in adverse accounting treatment and are difficult to integrate into our business. Any of these events could result in a material change in our liquidity, impair our ability to pay dividends and could adversely affect the value of your investment.
A component of future growth will depend on the ability to identify, negotiate, and acquire additional companies and assets that complement or expand existing operations. However we may be unable to complete any acquisitions, or any acquisitions we may complete may not enhance our business. Any acquisitions could subject us to a number of risks, including:
•	diversion of management’s attention;

•	inability to retain the management, key personnel and other employees of the acquired business;

•	inability to establish uniform standards, controls, procedures and policies;

•	inability to retain the acquired company’s customers;

•	exposure to legal claims for activities of the acquired business prior to acquisition; and

•	inability to integrate the acquired company and its employees into our organization effectively.
We are incorporated in Alberta, Canada, some of our directors and officers live in Canada, and most of our assets are in Canada, and investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers.
JED is a corporation existing under the laws of the Province of Alberta and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the United States. JED has appointed an agent to receive service of process in the United States. However, it may not be possible for holders to enforce outside the United States judgments against JED obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of JED are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against JED or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against JED or such persons predicated upon the United States federal and state securities laws.
SELLING SHAREHOLDERS
The table below lists the selling shareholders who may resell common shares pursuant to this prospectus and, in addition, sets forth the following:

•	the number of common shares outstanding beneficially owned by the selling shareholders prior to the offering;

•	the number of shares registered for sale in the offering and issuable upon exercise of the Convertible Notes, the New JED Funding Note or Series B Preferred Shares;

•	the number of common shares owned by each selling shareholder after the offering, assuming it sells all of the common shares registered for its benefit.
The term “beneficial ownership” includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to convertible securities currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership is based on 14,953,713 common shares outstanding as of July 30, 2006, together with any applicable convertible securities for that shareholder. Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by it, has sole voting and investment power over the number of shares listed opposite its name.
All conversions pursuant to the Convertible Notes are subject to the restriction that such conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our common shares. By written notice to us, any holder may from time to time increase or decrease the 4.99% limitation to any other percentage not in excess of 9.99% specified in such notice, provided, however, that (i) any such increase will not be effective until the date which is 61 days after such notice is delivered to us and (ii) any such increase or decrease will apply only to the holder who has so notified us and not to any other holder of the Convertible Notes.
Holders of Senior Subordinated Convertible Notes

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
SILVER OAK CAPITAL, L.L.C.[5]	0	0	625,000	0	0
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue
New York, New York 10167

PORTSIDE GROWTH AND OPPORTUNITY FUND[6]	0	0	187,500	0	0
c/o Ramius Capital Group, LLC
666 Third Avenue, 26th Floor
New York, NY 10017

SOLOMON STRATEGIC HOLDINGS, INC.	0	0	6,250	0	0
c/o Andrew P. Mackeller
Director
Greenlands
The Red Gap
Castletown
IM9 1HB, UK

THE TAIL WIND FUND LTD.	0	0	93,750	0	0
c/o Tail Wind Advisory and Management Ltd.
Attention: David Crook
77 Long Acre
London WC2E 9LB UK

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
CAPITAL VENTURES INTERNATIONAL	0	0	62,500	0	0
c/o Heights Capital Management, Inc.
101 California Street, Suite 3250 San Francisco, CA 94111

KAMUNTING STREET MASTER FUND, LTD.	0	0	360,938	0	0
Attention: Chris Falsetta
Kamunting Street Capital
140 E. 45th Street
New York, NY 10017
Kings Road Investments Ltd.

KINGS ROAD INVESTMENTS LTD	0	0	312,500	0	0
c/o Polygon Investments Partners, LP
598 Madison Avenue
14th Floor
New York, NY 10022

ALPHA CAPITAL AG	0	0	31,250	0	0
Attention: Konrad Ackerman
Alpha Capital Aktiengesellschaft
160 Central Park South
Suite 2701
New York, NY 10019

CORSAIR CAPITAL PARTNERS, L.P.	0	0	107,625	0	0
Corsair Capital
350 Madison Avenue
Ninth Floor
New York, NY 10017

CORSAIR CAPITAL INVESTORS, LTD.	0	0	12,250	0	0
Corsair Capital
350 Madison Avenue
Ninth Floor
New York, NY 10017

CORSAIR CAPITAL PARTNERS 100, L.P.	0	0	5,125	0	0
Corsair Capital
350 Madison Avenue
Ninth Floor
New York, NY 10017

BARRY ZELIN	0	0	12,500	0	0
300 East 56th Street
New York, NY 10022

MADILYN JORDON	0	0	93,750	0	0
40 Cushman Road
Scarsdale, NY 10583

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
MARK MITZNER	0	0	15,625	0	0
P.O. Box 886
W. Hampton Beach, NY 11978

ARTHUR SCHREIBMAN	0	0	6,250	0	0
15 Salem Drive
Scarsdale, NY 10583

KNOLL CAPITAL FUND II MASTER FUND, LTD	0	0	93,750	0	0
Knoll Capital
666 Fifth Avenue
Suite 3702
New York, NY 10103

EUROPA INTERNATIONAL, INC.	0	0	93,750	0	0
Knoll Capital
666 Fifth Avenue
Suite 3702
New York, NY 10103

GUS BLASS II IRA	0	0	25,000	0	0

UBS FINANCIAL SERVICES INC. AS IRA	0	0	9,375	0	0
CUSTODIAN FOR BARRY J. GOLDSTEIN
1100 Town & Country Road
Suite 1000, Orange, CA 92868
Holders of Series B Convertible Preferred Shares

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
VINCENT MANNGARD ERIC MANNGARD	0	0	12,500	0	0
PARTNERSHIP
196 E. Main Street
Huntington, NY 11743
631-549-5338

SAMMY WILDER	0	0	9,375	0	0
420 E. 61st Street
New York, NY 10021

BERNARD D. NOBLE AND	0	0	12,500	0	0
LISA F. NOBLE
1075 Park Avenue, #7C
New York, NY 10128

DAVID VOZICK	0	0	6,250	0	0
579 Bedford Road
Mount Kisco, NY 0549

HOWARD TANNER & JANICE TANNER	0	0	10,938	0	0
JTWROS
17 Hewitt Avenue
White Plains, NY 10605

ALAN JAY STEINBERG	0	0	15,625	0	0
215 E. 68th Street, #21H
New York, NY 10021

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
RCB SECURITIES PROFIT SHARING PLAN 900 Palisade Avenue, #2203 Fort Lee, NY 07024	0	0	6,250	0	0

GUS BLASS II 16 W. Palisades Drive Little Rock, AR 72207	0	0	17,500	0	0

CAPITAL PROPERTIES LLC 212 Center Street, Suite 800 Little Rock, AR 72201	0	0	31,250	0	0

BLASS GRANDCHILDREN’S TRUST 16 W. Palisades Drive Little Rock, AR 72207	0	0	15,000	0	0

CONSTANCE BLASS O’NEILL TRUST #3 16 W. Palisades Drive Little Rock, AR 72207	0	0	30,000	0	0

ABBOT A./SELMA C. HARMAN FOUNDATION 146 Central Park West New York, NY 10023	0	0	625	0	0

RICHARD S. HARMAN IRA 146 Central Park West New York, NY 10023	0	0	1,563	0	0

TRACY LAZAR MALMAN 657 Long Cove Court Riverwoods, IL 60015	0	0	9,375	0	0

STACY & PRESLEY REED TENANTS IN COMMON 10155 Westmoor Drive, #20 Westminster, CO 80021	0	0	3,125	0	0

MAXWELL A. SCHUSTER- JUDITH B. SHUSTER CO- TTEES THE SHUSTER FAMILY TRUST DATED 4-4-80 928 Emerald Bay Laguna Beach, CA 92651	0	0	3,750	0	0

LINCOLN PARTNERS GROUP LLC 1 Leroy Street, #2B NY, NY 10014	0	0	12,500	0	0

JUDITH & STEVEN COMBS 9337 Saulsbury Circle Westminster, CO 80021	0	0	3,125	0	0

GERALD ZEITZ 360 E. 65th Street NY, NY 10021	0	0	3,125	0	0

RALPH WORTHINGTON 251 E. 51st Street NY, NY 10021	0	0	15,625	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
GOLDSTEIN FAMILY ASSOCIATES 950 S. Cherry Street, #320 Denver, CO 80246	0	0	9,375	0	0

WELLS GRAY RESORT & RESOURCES LTD. Box 176 Dinsbury, Alberta	0	0	62,500	0	0

WILLIAM J. GORDICA 135 Eagle Ridge Drive SW Calgary, Alberta	0	0	34,375	0	0

LINDA G. SEXTON 4 Richland Place Pasadena, CA 91103	0	0	1,250	0	0

JAMES T. GALVIN 1205 Wabash Street Pasadena, CA 91103	0	0	3,125	0	0

JOHN F. GUILTINAN JR. 5000 Birch Street, Ste 9200 Newport, CA 92660	0	0	21,875	0	0

JMW FUND LLC 4 Richard Place Pasadena, CA 91103	0	0	70,782	0	0

JOHN P. MCGRAIN 4 Richard Place Pasadena, CA 91103	0	0	31,250	0	0

ROBERT RICHMAN NORMA RICHMAN JTWROS 3867 Skycrest Drive Pasadena, CA 91107	0	0	1,563	0	0

SAN GABRIEL FUND LLC 4 Richard Place Pasadena, CA 91103	0	0	82,969	0	0

GLICKENHAUS & CO. 546 5th Avenue NY, NY 10036	0	0	31,250	0	0

DEVORA CHASANOFF 7 Candy Lane Rye Brook, NY 10573	0	0	1,563	0	0

ANN V. CLEMENTE 5 The High Road Bronxville, NY 10708	0	0	3,125	0	0

MARSHALL J. DONAT & MARY JEAN DONAT 142 Lincoln Ave. Purchase, NY 10577	0	0	1,563	0	0

MARC ENGELBERT 1165 Park Ave. New York, NY 10128	0	0	3,125	0	0

JOHN S. GROSS 16 Holly Lane Rye Brook, NY 10573	0	0	1,563	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
RANDALL HIGHT 50 Birch Drive Roslyn, NY 11576 1,562	0	0	3,125	0	0

SCOTT KAIDEN AND CHARLOTTE KAIDEN 14602 S Presario Trail Phoenix AZ 85048	0	0	1,563	0	0

ELAINE N. KELLY P.O Box 2045 210 Moon Ridge Rd, Killington, VT 05751	0	0	1,563	0	0

ANITA LAZARUS 1603 Abaco Dr. #E-1 Coconut Creek, FL 33066	0	0	1,563	0	0

MARK IRREV. TRUST FBO, FELICIA, JAQUELINE, ERIK MARK 1025 Westchester Ave. White Plains, NY 10604	0	0	1,563	0	0

KEVIN J. MCCARTHY AND DEIDRE MCCARTHY 245 Glen Eagles A. Atlantis, FL 334762	0	0	1,563	0	0

WOLFE MODEL 525 West End Ave New York, NY 10024	0	0	1,563	0	0

JOHN N. POST AND MARY H. POST 1557 Coles Ave. Mountainside, NJ 07092	0	0	1,563	0	0

STEVE ROMAN 96 Dove Hill Dr. Manhasset, NY 11030	0	0	1,563	0	0

LESLIE ROSENBERG AND SYBIL ROSENBERG 3 Brassie Rd Eastchester NY 10709	0	0	1,563	0	0

ELIAS SAYOUR FOUNDATION, INC. 8 Egan Place Englewood Cliffs, NJ 07632	0	0	3,125	0	0

SANDRA AND ROBERT SHAPIRO 6 Winthrop Dr, Rye Brook NY 10573	0	0	1,563	0	0

GARY J. STADTMAUER 565 W. End Ave #9E New York NY 10024	0	0	3,125	0	0

DAVID S. TARICA 145 Golf View Dr. Jericho, NY 11753	0	0	1,563	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
TAVOR S. WHITE 49 West 70 St. #2 NY, NY 10023	0	0	3,125	0	0

DOMACO VENTURE CAPITAL FUND 195 Beech St. Eastchester, NY 10709	0	0	3,125	0	0

EDWARD MOSS AND ADENA MOSS 422 Westminster Rd Rockville Centre, NY 11570,	0	0	1,563	0	0

EMILY POLAK 90 Edgewater Drive Apt # 622 Coral Gables, FL. 33133	0	0	1,563	0	0

FREDERICK B. POLAK 81 Barchester Way Westfield, NJ 07090	0	0	1,563	0	0

MARGRIT POLAK 1411 Carroll Ave, Los Angeles CA 90026	0	0	1,563	0	0

RALPH A. DARIENZO 869 Highway 33 East Freehold, NJ 07728	0	0	1,563	0	0

FLORENCE E. LUVERA 300 Slocum Way Fort Lee, NJ 07024	0	0	1,563	0	0

ARTERIO INC. EMPLOYEE PROFIT SHARING PLAN 1061-B Shary Circle Concord, CA94518	0	0	1,563	0	0

GRACE M. CAPORINO 213 California Road Yorktown Heights, NY 10598	0	0	1,563	0	0

VINCENT & TERESA FERRARO JTWROS 5 East Broadway Greenwich, CT 06831	0	0	1,563	0	0

GREEN ACRES DENTAL SALARY SAVINGS PLAN 225 W. 35th Street, 2nd Fl. NY, NY 10001	0	0	1,563	0	0

LORI GROSSMAN 47 Bonuit Road Rye, NY 10573	0	0	1,563	0	0

CATHERINE HICKS c/o MSI Inc. 235 W. 35th Street, 4th Fl. NY, NY 10001	0	0	1,563	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
CATHERINE HICKS INC. DEFINED BENEFIT PENSION PLAN c/o MSI Inc. 235 W. 35th Street, 4th Fl. NY, NY 10001	0	0	3,125	0	0

NORTON HIGHT AND JOAN HIGHT 118 E. 60th St., #23C NY, NY 10022	0	0	1,563	0	0

MRC COMPUTER CORP PSP 3010 Westchester Avenue Purchase, NY 10577	0	0	1,563	0	0

CARIN S. NETTER 7 Stone Falls Ct. Rye Brook, NY 10573	0	0	1,563	0	0

JAMIE POLAK 5 East 22nd Street, Apt. 6G New York, NY 10010	0	0	1,563	0	0

JONATHAN ROTHSCHILD c/o 1061B Shary Circle Concord, CA 94518	0	0	1,563	0	0

BARBARA SCHARF 8 Candy Lane Rye Brook, NY 10573	0	0	1,563	0	0

34TH STREET DENTAL PROFIT SHARING PLAN 225 West 35th Street, 2nd Floor New York, NY 10001 Attn: David Tarica	0	0	1,563	0	0

34TH STREET DENTAL FLOOR OFFSET PLAN TRUST 225 West 35th Street, 2nd Floor New York, NY 10001 Attn: David Tarica	0	0	1,563	0	0

SUELLYN P. TORNAY 10 Glenlake Parkway Atlanta, GA 30328	0	0	1,563	0	0

ALLIED DIESEL SERVICE INC. EMPLOYEE PSP 869 Highway 33 East Freehold, NJ 07728-8436	0	0	3,125	0	0

WILLIAM H. PETERSON REVOC. LIVING TRUST 2403 Beach Road Walled Lake, MI 48390	0	0	1,563	0	0

ARTHUR COHEN AND ALICE COHEN 3 Paddock Rd. Rye Brook, NY 10573	0	0	1,563	0	0

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered[2]	Number	Percent
RONALD FATOULLAH 44 North Drive Great Neck, NY 11021	0	0	1,563	0	0

MAURA KELLY c/o James Kelley Global Payments 10 Glenlake Parkway North Tower Atlanta, GA 30328	0	0	3,125	0	0

CLAIRE LAZARUS TRUST 7847 Exeter Blvd. Tamarac, FL 33321	0	0	1,563	0	0

MCCARTHY AND KELLY LLC 52 Duane Street, 7th Floor New York, NY 10007	0	0	1,563	0	0

MURRAY STADTMAUER AND CLARE STADTMAUER 217-15 39th Ave. Bayside, NY 11361	0	0	3,125	0	0

RHEA STADTMAUER AND JANICE MALMAN 27 Waterbury Road Montclair, NJ 07043	0	0	1,563	0	0

ROCHELLE VICTOR TRUST 4690 RT. 209 Accoro, NY 12404 Attn: Rochelle Victor	0	0	1,563	0	0

RL CAPITAL PARTNERSHIP, L.P. c/o Maxim Group 405 Lexington Ave., 2nd Floor New York, NY 10174	0	0	15,625	0	0

JONATHAN LAZAR 200 Winston Drive #2614 Cliffside Park, NJ 07010	0	0	1,563	0	0

MARGARET L. CAMERON c/o Glickenhaus & Co. 546 5th Avenue NY, NY 10036	0	0	31,250	0	0

MSI RETIREMENT PLAN 237 W. 35th Street NY, NY 10001	0	0	1,563	0	0
JED Funding, Ltd. (Holder of the New JED Funding Note and Series B Preferred Shares)

	Shares Owned Before			Shares Owned After
	the Offering[1]			the Offering
Name and Address	Number	Percent	Shares Being Offered	Number	Percent
JED Funding, Ltd. [3] South Orange Grove Blvd. Pasadena, CA 91105	0	0	244,643[4]	0	0

1.	Includes all shares beneficially owned by the selling shareholders as of the date hereof as determined according to the paragraph above.

2.	JED agreed to register at least that number of common shares equal to 200% of $34,475,000 divided by the conversion price of the notes. JED agreed to register at least that number of common shares equal to 125% of $15,625,000 divided by the conversion price of the Series B Preferred Shares.

3.	The sole general partner of JED Funding, Ltd. is John McGrain. Mr. McGrain exercises voting and investment authority over the shares held by the selling shareholder.

4.	The New JED Funding Note and the Series B Preferred Shares held by JED Funding are convertible into 1,187,500 common shares at $16.00. However, JED previously registered 1,000,000 common shares with the SEC to cover the conversion of the Old JED Funding Note on Form F-3/A filed November 3, 2005, 57,143 common shares of which were issued upon the conversion of the Old JED Funding Note in May 2006. Thus, JED Funding is offering additional 244,643 shares in this registration statement to cover the common shares issuable upon the conversion of the New JED Funding Note and Series B Preferred Shares held by JED Funding that were not covered by the previous registration statement.

5.	Silver Oak Capital, L.L.C. holds the shares as nominee for private investment funds and specially managed accounts managed by Angelo, Gordon & Co., L.P.

6.	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
The selling shareholders acquired the common shares in the ordinary course of business and at the time of the offering did not have any arrangements or understandings with any person to distribute the common shares.
The selling shareholders have not held a position as a director or executive officer nor has had a material employment relationship with us or any of our affiliates, or our or their predecessors, within the past 3 years.
PLAN OF DISTRIBUTION
We are registering common shares on behalf of the selling shareholders. “Selling Shareholder” includes donees, pledgees, transferees or successors-in-interest selling securities received from the named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by the selling shareholders. Sales of the common shares may be affected by selling shareholders from time to time in one or more types of transactions, including block transactions,
•	on the American Stock Exchange;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call options transactions relating to the common shares; and

•	to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

or a combination of these methods of sale or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.
The selling shareholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.
The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.
If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Act, disclosing:
•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
In addition, if we are notified by the selling shareholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.
ENFORCEABILITY OF CIVIL LIABILITIES
JED is a corporation existing under the laws of the Province of Alberta and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the United States. It may not be possible for holders to enforce outside the United States judgments against JED obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of JED are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against JED or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against JED or such persons predicated upon the United States federal and state securities laws.

CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our consolidated capitalization and indebtedness as of March 31, 2006. Our capitalization is presented:
•	on an actual basis;

•	on a pro forma basis to reflect the private sale of the Convertible Notes for gross proceeds of $34,475,000;

•	on a pro forma, as adjusted basis to reflect the conversion of the Convertible Notes at $16 per share into 2,154,688 common shares;

•	on a pro forma basis to reflect the private sale of the Series B Preferred Shares for gross proceeds of $15,525,000;

•	on a pro forma, as adjusted basis to reflect the conversion of the Series B Preferred Shares at $16 per share into 970,313 common shares;

•	on a pro forma basis to reflect the conversion of $1,000,000 of the Senior Subordinated Convertible Note at $17.50 per share into 57,143 common shares;

•	on a pro forma basis to reflect the private sale of the Series B Preferred Shares to JED Funding, Ltd. for gross proceeds of $13,235,000;

•	on a pro forma basis to reflect the issuance of the Amended and Restated Senior Subordinated Convertible Note to JED Funding, Ltd. for gross proceeds of $5,765,000; and

•	on a pro forma, as adjusted basis to reflect the conversion of the Amended and Restated Senior Subordinated Convertible Note and Series B Preferred Shares held by JED Funding, Ltd. at $16 per share into 1,187,500 common shares.
As at March 31, 2006

			Pro forma as
	Actual	Pro forma	adjusted
Liabilities
Current liabilities	$43,025,380	$—	$—

New Senior subordinated convertible note	$—	$40,240,000	$—

Senior subordinated convertible note	$20,000,000	$—	$—

Asset retirement obligations	$1,595,326	$1,595,326	$1,595,326

Total Liabilities	$64,620,706	$41,835,326	$1,595,326

Convertible preferred shares	$—	$27,782,680	$—

			Pro forma as
	Actual	Pro forma	adjusted
Stockholders’ Equity
Share Capital
Common Stock	$32,491,673	$33,491,673	$99,482,736
Additional paid-in capital	$1,327,273	$1,327,273	$1,327,273
Share purchase warrants	$27,942	$27,942	$27,942
Accumulated deficit	($7,785,485)	($7,785,485)	($7,785,485)
Accumulated other comprehensive income	$2,447,608	$2,447,608	$2,447,608

Total Stockholders’ Equity	$28,509,011	$29,509,011	$95,500,074

DESCRIPTION OF SECURITIES
The authorized share capital of JED consists of an unlimited number of Common Shares, and an unlimited number of Preferred Shares issuable in series, of which 8,000,000 Series A Preferred Shares and 2,200,000 Series B Preferred Shares are authorized. At July 30, 2006 there were 14,953,713 Common Shares issued and outstanding, 1,041,190 Common Shares reserved for issuance pursuant to stock options, 118,500 Common Shares reserved for issuance pursuant to share purchase warrants, 4,312,501 Common Shares are reserved for the conversion of the outstanding Senior Subordinated Convertible Notes, the New JED Funding Note and Series B Preferred Shares. At July 30, 2006, 1,806,848 shares of Series B Preferred Shares are issued and outstanding.
Our stockholders have no rights to share in our profits, are subject to no redemption or sinking fund provisions, have no liability for further capital calls and are not subject to any discrimination due to number of shares owned. By not more than 50 days or less than seven days in advance of a dividend, the Board of Directors may establish a record date for the determination of the persons entitled to such dividend.
The rights of holders of our common stock can be changed at any time in a stockholder meeting where the modifications are approved by 66 2/3% of the shares represented by proxy or in person at a meeting at which a quorum exists.
All holders of our common stock are entitled to vote at annual or special meetings of stockholders, provided that they were stockholders as of the record date. The record date for stockholder meetings may precede the meeting date by no more than 50 days and not less than 21 days, provided that notice by way of advertisement is given to stockholders at least seven days before such record date. Notice of the time and place of meetings of stockholders may not be less than 21 or greater than 50 days prior to the date of the meeting. There are no:
•	limitations on share ownership;

•	provisions of the Articles or by-laws that would have the effect of delaying, deferring or preventing a change of control of our company;

•	by-law provisions that govern the ownership threshold above which stockholder ownership must be disclosed; and

•	conditions imposed by the Articles or by-laws governing changes in capital, but Alberta law requires any changes to the terms of share capital be approved by 66 2/3% of the shares represented by proxy or in person at a stockholders’ meeting convened for that purpose at which a quorum exists.
Common Stock
Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote, except matters which are required to be voted on as a particular class or series of stock. Cumulative voting for directors is not permitted.
Holders of outstanding shares of common stock are entitled to those dividends declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up our affairs, holders of common stock are entitled to receive, pro rata, our net assets available after provision has been made for the preferential rights of the holders of preferred stock. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.
On September 28, 2005, the shareholders of the Company approved a 3-for-2 stock split of the Company’s common shares. The record date of the stock split was October 10, 2005 and the shares began trading on the American Stock Exchange on a post split basis on October 12, 2005.
Preferred Stock
Our Board is authorized to issue from time to time, without stockholder approval, in one or more designated series, unissued shares of preferred stock with such dividends, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock.
The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. Our issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, our outstanding shares of common stock and make removal of the Board more difficult.
A total of 7,600,000 shares of Series A Convertible Preferred Stock were issued pursuant to a private placement completed in December 2003. The Series A Convertible Preferred Stock is voting, carries no dividend and was all converted into an equal number of shares of common stock in April 2004. At December 31, 2005 no preferred shares were issued or outstanding.
Series B Preferred Shares consisting of an authorized 2,200,000 shares were created May 25, 2006. The Series B Preferred Stock is non-voting, carries dividends of 10% per annum and is convertible to common stock on a one-for-one basis at any time at the holder’s option. A total of 970,313 shares of Series B Preferred Stock were issued pursuant to a private placement completed in June

2006. 827,188 shares of Series B Preferred Shares were issued to JED Funding, Ltd. in exchange for $13,235,000 Old JED Funding Note.
The Series B Preferred Shares will be redeemed by the Company on February 1, 2008 if not converted earlier. Each quarter, holders may elect to receive their dividends in common shares of JED, valued at the trailing fifteen day volume weighted average trading price for the common shares prior to the record date for the dividend. The outstanding principal may be converted at any time at the holder’s option into common shares of the Company at a conversion price of $16.00 per share. In the event of certain new equity issues by the Company, holders of the Series B Preferred Shares shall have a right of first refusal to participate, on a pro rata basis, in such new issues.
Convertible Notes
In June 2006 JED closed a private placement of $34,475,000 of Convertible Notes. All documents for the closing are dated May 31, 2006 and funds were released from escrow on June 1, 2006. The Convertible Notes bear interest at the rate of 10% per annum, payable quarterly, and mature on February 1, 2008. The outstanding principle and interest may be converted at any time at the holder’s option into common shares of the Company at a conversion price of $16.00 per share. Convertible Notes outstanding on the maturity date will be redeemed by the Company. There are penalty provisions if the Company does not comply with the terms of the Convertible Notes. In the event of certain new equity issues by the Company, holders of the Convertible Notes have a right of first refusal to participate, on a pro rata basis, in such new issues. The Convertible Notes are unsecured and are subordinated to the credit facility granted by JED’s senior commercial financial institution.
New JED Funding Notes
JED issued the Old JED Funding Note in the aggregate principal amount of $20,000,000 with a conversion price of $30.00 to JED Funding, Ltd. on August 3, 2005. Following the 3 for 2 stock split on October 13, 2005, the conversion price of the Old JED Funding Note was adjusted to $20.00. In May 2006 $1,000,000 of the Old JED Funding Note was converted to 57,143 common shares at $17.50 per share.
In connection with the June 2006 private placement, JED and JED Funding agreed to replace the Old JED Funding Note with the New JED Funding Note which has the almost identical terms of the Convertible Notes, including the reduction of the conversion price into JED common shares to $16.00 per share. In addition, JED Funding was granted the right to convert the outstanding principal amount to Series B Preferred shares.
In June 2006, $13,235,000 of Old JED Funding Note was replaced by Series B Preferred Shares by mutual agreement of JED and JED Funding. JED and JED Funding also agreed to replace the remaining $5,765,000 of the Old JED Funding Note with the New JED Funding Note.
Shares Eligible for Future Sale
Future sales of substantial amounts of our common stock in the public market or even the perception that such sales may occur, could adversely affect the market price for our common stock and could impair our future ability to raise capital through an offering of our equity securities.

At July 30, 2006 there were 1,041,190 options outstanding under the plan to purchase an equal number of shares of common stock. The outstanding options are exercisable at a weighted average price per share of $9.98.
MARKETS
JED’s shares commenced trading on the American Stock Exchange (“Amex”) under the symbol “JDO” on April 6, 2004. The following table sets forth the closing prices, in US dollars, as reported by the Amex and adjusted for the 3:2 stock split on October 10, 2005, for the periods shown.

	American Stock
	Exchange/Amex
	(US$)
Five most recent full fiscal years:	High	Low
Year ended December 31, 2005	21.50	9.44
Year ended December 31, 2004	14.77	9.46
Quarter ended June 30, 2006	17.60	12.50

Quarter ended March 31, 2006	16.76	11.00

Year ended December 31, 2005:
Quarter ended December 31, 2005	19.33	11.65
Quarter ended September 30, 2005	21.50	15.93
Quarter ended June 30, 2005	17.13	10.11
Quarter ended March 31, 2005	12.73	9.44

Year ended December 31, 2004:
Quarter ended December 31, 2004	14.77	11.62
Quarter ended September 30, 2004	12.74	10.80
Quarter ended June 30, 2004	13.20	9.46
Quarter ended March 31, 2004	NA	NA

Six most recent months ended:
June 2006	16.68	12.58
May 2006	17.60	12.50
April 2006	16.74	14.90
March 2006	16.76	11.00
February 2006	15.60	12.82
January 2006	16.02	13.05
JED has paid no dividends on its common shares since incorporation and does not anticipate doing so in the foreseeable future.

USE OF PROCEEDS
JED will not receive any proceeds as a result of sales of shares by the selling shareholders. If the Convertible Notes and the New JED Funding Note are converted, our outstanding debt will be reduced to the extent of the note conversion. The proceeds received by us upon issuance of the Convertible Notes and the Series B Preferred Shares will be used to reduce JED’s senior credit facility and to finance the previously announced 2006 drilling program. The selling shareholders are under no obligation to convert the Convertible Notes, the New JED Funding Note or Series B Preferred Shares and there can be no assurance that the selling shareholders will do so.
EXPENSES
The expenses in connection with this offering are as follows:

Securities and Exchange Commission Registration Fee	$9,874.00
Legal Fees and Expenses	$476,950.00	*
Blue Sky Fees and Expenses	$0.00
Stock Exchange Listing Fees	$45,000.00	*
Accounting Fees	$22,100.00	*

Total	$553,924.00	*

*	Estimated
LEGAL MATTERS
The validity of the issuance of common shares which are offered in this prospectus will be passed upon by Marcia Johnston, Esq., General Counsel of JED Oil Inc.
EXPERTS
The consolidated financial statements of JED Oil Inc. consisting of the consolidated balance sheets of JED Oil Inc. as at December 31, 2005, 2004 and 2003 and the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and the 120 day period from inception on September 3, 2003 to December 31, 2003, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at December 31, 2005, by McDaniel & Associates Consultants Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of McDaniel & Associates Consultants Ltd., given upon the authority of said firm as experts in reserve engineering.

WHERE YOU CAN GET MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports, registration statements and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders are exempt from reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.
Our reports, registration statements other information can be inspected and copied at the public reference facilities maintained by the SEC:
100 F Street, N.E.
Washington D.C. 20549
Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at the same address, or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s Web site at www.sec.gov/ and from our Web site www.jedoil.com.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. We incorporate by reference the documents listed below:
The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement.
a)	Our latest annual report on Form 20-F filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the fiscal year ended December 31, 2005.

b)	Our Current Reports on Form 6-K filed with the SEC on
(i)	January 5, 2006

(ii)	January 27, 2006

(iii)	February 28, 2006

(iv)	March 8, 2006

(v)	March 23, 2006

(vi)	March 27, 2006

(vii)	April 6, 2006

(viii)	May 4, 2006

(ix)	May 11, 2006

(x)	May 12, 2006

(xi)	June 2, 2006

(xii)	June 6, 2006

(xiii)	June 16, 2006

(xiv)	June 21, 2006

(xv)	June 30, 2006
c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.

d)	The description of our securities contained in our registration statement under on Form 8-A12B/A filed with the Securities and Exchange Commission on April 5, 2004.
Prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, we also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Exchange Act submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.
We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Corporate Secretary, 2200, 500 — 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6, phone number (403) 537-3250.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling JED pursuant to the applicable provisions, JED has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
The Registrant’s by-laws provide the following in accordance with the Business Corporations Act (the “Act”) Alberta, Canada.
“Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the funds of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the funds, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.
No act or proceeding of any director or officer or the Board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or Board. Directors may rely upon the accuracy of any statement or report prepared by the Corporation’s auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.
Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a stockholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such against any liability incurred by him, as the Board may from time to time determine.”
Item 9. Exhibits

Exhibits
Number	Document Description
3.1	Articles of Incorporation of the Registrant (1)

3.2	By-laws of the Registrant (1)

3.3	Articles of Amendment of the Registrant (2)

4.1	Stock Option Plan (1)

4.2	Annual Bonus Plan (3)

4.3	Form of Officer and Director Indemnity Agreement (1)

4.4	Note Purchase Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (4)

4.5	Form of 10% Senior Subordinated Convertible Note, issued by JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement in the principal amount set out by such person’s name on such schedule (4)

4.6	Registration Rights Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement (4)

4.7	Securities Purchase Agreement, dated May June 9, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (5)

4.8	Registration Rights Agreement, dated June 9, 2006, by and among JED Oil Inc. and each of the person listed on the Schedule of Purchasers attached to the Securities Purchase Agreement (5)

4.9	Form of Amended and Restated Senior Subordinated Convertible Note, dated May 24, 2006, issued by JED Oil Inc. to JED Funding, Ltd.*

5.1	Opinion of Marcia Johnston, Esq.*

10.1	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. (6)

10.2	Senior Subordinated Convertible Note issued by the Company in August 2005 (7)

23.1	Consent of Marcia Johnston, Esq. (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.3	Consent of McDaniel & Associates Consultants Ltd.*

24.1	Power of Attorney (see Signature Page)*

(1)	Incorporated by reference from JED’s Registration Statement on Form S-1 (File No. 333-111435) filed December 22, 2003.

(2)	Incorporated by reference from JED’s Annual Report on Form 20-F filed June 30, 2006.

(3)	Incorporated by reference from JED’s Amended Registration Statement on Form S-1/A (File No. 333-111435) filed February 13, 2004.

(4)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 6, 2006.

(5)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 21, 2006.

(6)	Incorporated by reference from JED’s Annual Report on Form 20-F (File No. 333-111435) filed July 15, 2005.

(7)	Incorporated by reference from JED’s Registration Statement on Form F-3 (File No. 333-128711) filed September 30, 2005.

*	Filed herewith.
Item 10. Undertakings
     (a) Rule 415 Offering.
JED hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration statement.
          (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Act of 1933 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
          (5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.
JED hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Indemnification for Liabilities.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of JED pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by JED of expense incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of an appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, JED Oil Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on July 31, 2006.

JED OIL INC.

By:	/s/ David C. Ho
David C. Ho
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Ho, Thomas J. Jacobsen and Marcia Johnston, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Jacobsen Thomas J. Jacobsen	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2006

/s/ Alan F. Williams Alan F. Williams	President	July 31, 2006

/s/ David C. Ho David C. Ho	Chief Financial Officer (Principal Accounting and Financial Officer)	July 31, 2006

/s/ Reginald J. Greenslade Reginald J. Greenslade	Chairman	July 31, 2006

/s/ Ludwig Gierstorfer Ludwig Gierstorfer	Director	July 31, 2006

/s/ Horst H. Engel Horst H. Engel	Director	July 31, 2006

/s/ Justin W. Yorke Justin W. Yorke	Director	July 31, 2006

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of JED Oil Inc. in the United States, in the City of Calgary, Province of Alberta, Country of Canada, on this 31st day of July, 2006.

JED OIL (USA) INC.

(Registrant)

By:	/s/ Alan F. Williams
Name: Alan F. Williams
Title: President

EXHIBIT INDEX

Exhibits
Number	Document Description
3.1	Articles of Incorporation of the Registrant (1)

3.2	By-laws of the Registrant (1)

3.3	Articles of Amendment of the Registrant (2)

4.1	Stock Option Plan (1)

4.2	Annual Bonus Plan (3)

4.3	Form of Officer and Director Indemnity Agreement (1)

4.4	Note Purchase Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (4)

4.5	Form of 10% Senior Subordinated Convertible Note, issued by JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement in the principal amount set out by such person’s name on such schedule (4)

4.6	Registration Rights Agreement, dated May 31, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached to the Note Purchase Agreement (4)

4.7	Securities Purchase Agreement, dated May June 9, 2006, by and among JED Oil Inc. and each of the persons listed on the Schedule of Purchasers attached thereto (5)

4.8	Registration Rights Agreement, dated June 9, 2006, by and among JED Oil Inc. and each of the person listed on the Schedule of Purchasers attached to the Securities Purchase Agreement (5)

4.9	Form of Amended and Restated Senior Subordinated Convertible Note dated May 24, 2006, issued by JED Oil Inc. to JED Funding, Ltd.*

5.1	Opinion of Marcia Johnston, Esq.*

10.1	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. (6)

10.2	Senior Subordinated Convertible Note issued by the Company in August 2005 (7)

23.1	Consent of Marcia Johnston, Esq. (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.3	Consent of McDaniel & Associates Consultants Ltd.*

24.1	Power of Attorney (see Signature Page)*

(1)	Incorporated by reference from JED’s Registration Statement on Form S-1 (File No. 333-111435) filed December 22, 2003.

(2)	Incorporated by reference from JED’s Annual Report on Form 20-F filed June 30, 2006.

(3)	Incorporated by reference from JED’s Amended Registration Statement on Form S-1/A (File No. 333-111435) filed February 13, 2004.

(4)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 6, 2006.

(5)	Incorporated by reference from JED’s Current Report on Form 6-K furnished June 21, 2006.

(6)	Incorporated by reference from JED’s Annual Report on Form 20-F (File No. 333-111435) filed July 15, 2005.

(7)	Incorporated by reference from JED’s Registration Statement on Form F-3 (File No. 333-128711) filed September 30, 2005.

*	Filed herewith.